[CBRL GROUP, INC.]

Contact:

Lawrence E. White

Senior Vice President,

Finance and Chief Financial Officer

615-444-5533

CBRL GROUP, INC. ANNOUNCES NEW DIVIDEND POLICY

Eleven Cents Per Share Quarterly Dividend Marks Sharp Increase From Prior Two Cents Annual Payout

Lebanon, TN (September 26, 2003) – CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) today announced a sharp increase in its dividend to common shareholders, declaring a dividend of eleven cents per common share, payable on November 10, 2003 to shareholders of record as of October 17, 2003, as the first payment under its newly adopted quarterly dividend policy.  Since January 2000, the Company has paid an annual dividend of two cents per common share.

Commenting on the announcement, the Company’s President and Chief Executive Officer, Michael A. Woodhouse said, “We are very pleased to announce this new policy of expected quarterly dividend payments. The new policy reflects our confidence in the Company’s continuing cash generating outlook, our strong balance sheet and financial condition, and the more favorable tax treatment of dividends for our shareholders.  We recently announced that fiscal year 2003 marked the fourth consecutive year in which cash provided by operating activities substantially exceeded cash used for capital expenditures (purchase of property and equipment).  During that time, we believe that we have had an effective strategy of increasing shareholder value by returning cash flow to our shareholders substantially through share repurchases which we believe have contributed to the growth in our net income per share and our share price.  Today’s decision reflects modification, but not abandonment, of that strategy.  We, in fact, presently have an outstanding share repurchase authorization for approximately 660,000 shares, which we expect to complete with purchases made from time to time in the open market.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 482 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 99 company-operated and 16 franchised Logan’s Roadhouse restaurants in 17 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”,“would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; practical or psychological effects of terrorist acts or war and military or government responses; consumer behavior based on concerns over nutritional aspects of the Company’s products or restaurant food in general; competitive marketing and operational initiatives; commodity, workers’ compensation, group health and utility price changes; the effects of plans intended to improve operational execution and performance; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; the ability of the Company to identify and acquire successful new lines of retail merchandise; the availability and cost of acceptable sites for development and the Company’s ability to identify such sites; changes in interest rates affecting the Company’s financing costs; increases in construction costs; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions and insurance; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; changes in generally accepted accounting principles or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; other undeterminable areas of government or regulatory actions or regulations; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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